Delta Natural Gas Company, Inc.

3617 Lexington Road

Winchester, Kentucky 40391

Notice To Common Shareholders Of Annual Meeting

To Be Held November 20, 2008

It is our pleasure to invite you to attend our Annual Meeting of Shareholders that will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 20, 2008 at 10:00 a.m. for the purposes of:

(1)	Electing three directors for three year terms expiring in 2011;
(2)	Considering a shareholder proposal that may be presented at the meeting;
(3)	Acting on such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on October 2, 2008 will be entitled to vote at the meeting. If you plan to attend, please contact us as that will assist us in our planning. You can do this by calling Emily P. Bennett at 1-800-676-1933, extension 116, or by e-mail to ebennett@deltagas.com.

/s/Glenn R. Jennings

Glenn R. Jennings

Chairman of the Board,

President and Chief Executive Officer

Winchester, Kentucky

October 14, 2008

To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.

Proxy Statement

Delta Natural Gas Company, Inc.

3617 Lexington Road

Winchester, Kentucky 40391

Information Concerning Proxy

This solicitation of proxies is made by us upon the authority of our Board of Directors, and the costs associated with this solicitation will be borne by us. We intend to use the mail to solicit our shareholders and intend first to send this proxy statement and the accompanying form of proxy to our shareholders on or about October 14, 2008. We will provide copies of this proxy statement, the accompanying proxy and our fiscal 2008 Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. We have hired Georgeson, Inc. a proxy solicitation form, to assist us in soliciting proxies for a fee of $8,000 plus reasonable expenses. In addition to using the mail, proxies may be solicited by Georgeson and our directors, officers and regular employees in person or by telephone, e-mail or other online methods. We will reimburse their expenses for doing this. Computershare Investor Services, LLC, as part of its duties as our registrar and transfer agent, mails our proxy solicitation materials to our shareholders. Fees for this service are included in the annual fee we pay to Computershare for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John B. Brown, Chief Financial Officer, Treasurer and Secretary of Delta.

Election of Directors

Our Board of Directors is classified into three classes, with terms expiring in either 2008, 2009 or 2010. The terms of three directors, Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr., are scheduled to end in 2008. Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. are nominated to continue as directors for a three-year term ending in 2011.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. as directors. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by our Board of Directors to replace them as a nominee. We presently have no knowledge that any of the nominees will refuse or be unable to serve.

The names of directors and nominees and certain information about them are set forth below. Our board has determined that, except for Mr. Jennings, who is an employee of Delta, all directors are “independent”, as defined in Rule 4200 of the listing standards for the NASDAQ OMX Group.

Additional Business
Name, Age and Position	Experience During	Period of Service
Held With Delta	Last Five Years (1)	As Director

Linda K. Breathitt (2) - 57	Consultant (energy)	2007 to present
Director	Lexington, Kentucky;
Former Senior Energy Advisor
Thelen Reid Brown
Raysman & Steiner LLP
(law firm)
Washington, D.C.

Lanny D. Greer (2) - 57	Chairman of the Board	2000 to present
Director	and President
First National Financial
Corporation and First
National Bank
(commercial banking)
Manchester, Kentucky

Billy Joe Hall (2) - 71	Investment Representative	1978 to present
Director	LPL Financial Services
(retail investments)
Mount Sterling, Kentucky

Glenn R. Jennings (3) - 59	Chairman of the Board,	1984 to present
Chairman of the Board,	President and Chief
President and Chief Executive	Executive Officer
Officer	of Delta’s Subsidiaries

Michael J. Kistner (4) - 65	Consultant	2002 to present
Director	MJK Consulting
(financial consulting)
Louisville, Kentucky

Lewis N. Melton (3) - 68	Civil Engineer	1999 to present
Director	Vaughn & Melton
Consulting Engineers, Inc.
(consulting engineering)
Middlesboro, Kentucky

Additional Business
Name, Age and Position	Experience During	Period of Service
Held With Delta	Last Five Years (1)	As Director

Arthur E. Walker, Jr. (3) – 63	President	1981 to present
Director	The Walker Company
(general and highway
construction)
Mount Sterling, Kentucky

Michael R. Whitley (4) – 65	Retired Vice-Chairman of the	2000 to present
Director	Board, President and Chief
Operating Officer
LG&E Energy Corp.
(diversified utility)
Louisville, Kentucky

(1)	Except for Delta’s subsidiaries, none of the organizations or companies listed in this column is Delta’s parent, subsidiary or affiliate.

(2)	Term expires on date of Annual Meeting of Shareholders in 2010.

(3)	Term expires November 20, 2008.

(4)	Term expires on date of Annual Meeting of Shareholders in 2009.

Shareholder Proposal

A shareholder proposal has been received requesting that the Company change director terms from classified terms to annual terms. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, telephone 303-355-1199, a stockholder who owns 208 shares of the Company’s common stock, has requested that the Company include the following proposal and supporting statement in its Proxy Statement for the 2008 Annual Meeting of Shareholders. If properly presented, this proposal will be voted on at the Annual Meeting. Voting on this matter would serve only as an advisory vote for the Board to reconsider the classified Board structure. The proposal is set forth verbatim below. The Board of Directors Statement in Opposition of this proposal begins on the following page.

Resolution

That the shareholders of DELTA NATURAL GAS COMPANY, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously–elected Directors.

Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy, Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc. and Hess Corporation have adopted this practice and it has been approved by shareholders at C H Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., Chesapeake Utilities Corp. upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

Our Board of Directors recommends voting AGAINST this proposal because of the following concerns:

•	Board continuity
•	Attracting and retaining capable directors
•	Protecting against inadequate takeover bids

Our Board of Directors and our Corporate Governance and Compensation Committee have each given this proposal careful consideration.  Both our Board and the Committee unanimously concluded that the proposal should not be implemented.  The Board and the Committee concluded that the elimination of a classified board was not in the best interests of our company or our shareholders. Our Corporate Governance and Compensation Committee is made up entirely of independent directors.  With only one exception, our Board is made up of independent members.

We operate in a capital intensive industry in which our company is required to develop long-term plans that involve significant investments in capital assets and long-term plans for the maintenance and upgrading of those long-term capital assets.  Continuity in our Board and stability in planning are essential for us.  A classified board ensures that a majority of our Board will continue from year to year.

Our future success depends in significant part on our ability to attract and retain capable and experienced directors.  An experienced and qualified board will enable us to make fundamental decisions for our company, execute long-term strategic plans, and augment our company’s long-term growth opportunities.  Our Board believes that our classified board, with its three year terms, facilitates these goals.  Operating within our classified board structure, we have been able to attract and retain qualified individuals whose skills and knowledge complement those of the incumbent directors.  Three year terms for our directors have helped ensure that our directors obtain a solid historical perspective of our company, its operations and our competitive environment.

A classified board also affords our company and our shareholders an additional measure of protection against hostile and unsolicited takeover attempts that do not offer the greatest value to all our shareholders.  The existence of a classified board encourages a potential acquirer to negotiate with the board, giving the board additional time and bargaining power to negotiate a transaction that is in the best interests of the shareholders and other constituencies.

Our Board disagrees with the suggestion of the proponent that three year terms for our directors unreasonably reduce accountability for our Board’s actions and decisions.  As fiduciaries, our Board is subject to duties to act in the best interests of our company and our shareholders.  Our Board’s actions are required by law to meet the fiduciary duty of loyalty and the fiduciary duty of care.  A failure on the part of our Board to meet these fiduciary duties generates consequences for members of the Board that may include personal civil liabilities.  In addition, at the end of their three year terms, our directors must stand for re-election, giving shareholders an opportunity at that time to replace any directors whose services have been unsatisfactory.

Your Board is not persuaded by the proponent’s argument that we should abandon our long standing policy of a classified board simply because eleven other companies that he names in his Statement have done so.  Many companies continue to operate with classified boards.  Indeed, during 2007 a majority of the companies comprising the 2007 Standard & Poor’s 1,500 Index operated with classified boards.  Our Board’s view is that each company must make the decision of three or one year board terms in light of the particular company’s circumstances.  For the reasons described above, the Board and the Corporate Governance and Compensation Committee each unanimously agree that three year terms make sense for our company.

Approval of this shareholder proposal would not result in the declassification of the Board.  Rather, it would serve only as advisory for the Board to reconsider the classified board structure.   Elimination of our classified board structure would require an amendment to our Articles of Incorporation.  Under Kentucky law, an amendment to a company’s articles of incorporation requires that the board approve and recommend the amendment to the shareholders and that the shareholders approve the amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

Committees and Board Meetings

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Audit Committee is comprised of Ms. Breathitt, Mr. Greer, Mr. Hall, and Mr. Kistner (Chairman). The committee met four times during fiscal 2008. Our Board of Directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee’s charter is attached as Appendix A to this proxy statement and is available on our website at www.deltagas.com. Under the terms of the Audit Committee charter, the committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Audit Committee charter also empowers the committee to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board. The committee is in compliance with its written charter.

The Audit Committee is composed entirely of directors who are (1) able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and (2) “independent” as defined by applicable listing standards of the NASDAQ OMX Group. Our Board of Directors has determined that Michael J. Kistner is the “Audit Committee financial expert”, as defined by Securities and Exchange Commission regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Kistner is “independent”, as that term is used in Item 7(c) of Schedule 14A under the Securities Exchange Act of 1934.

Corporate Governance and Compensation Committee

We have a standing Corporate Governance and Compensation Committee comprised of Messrs. Melton (Chairman), Walker and Whitley. The committee, which met four times during fiscal 2008, operates under a charter, a copy of which is available on our website at www.deltagas.com, that empowers the committee to make recommendations to the Board of Directors as to the compensation of directors and executive officers and other personnel matters. See “Corporate Governance and Compensation Committee Report”.

The committee reviews directors’ compensation and recommends changes when appropriate to the full board. The committee engages the services of consultants as needed to assist in evaluating directors’ compensation. No such consultant was employed during fiscal 2008.

Under the terms of its charter, the Corporate Governance and Compensation Committee also is charged with the responsibility to identify and recommend to the Board of Directors individuals who would make suitable directors. In identifying and recommending candidates for the Board of Directors, the committee is obliged to give due consideration to the intelligence, integrity, education and business experience of potential board candidates and the amount of time such candidates can reasonably be expected to devote to board responsibilities. The committee’s recommendations are to be consistent with maintaining a high quality, diverse and actively engaged Board of Directors. The committee is to identify candidates through its own business and personal contacts and through recommendations by board members, officers and employees. The committee may obtain advice and assistance from other advisors, as needed, to identify board candidates. No such advisor was employed during 2008.

The committee will consider shareholder recommendations for board membership. Such recommendations must be made in writing and received at our principal executive office not less than 120 calendar days before the date in that year corresponding to the date our proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders.

A current copy of the Corporate Governance and Compensation Committee’s charter is available on our website at www.deltagas.com. All members of the committee are independent as defined in the listing standards of the NASDAQ OMX Group.

Executive Committee

We have a standing Executive Committee comprised of Messrs. Jennings (Chairman), Kistner, Melton and Whitley. The committee, which met one time during fiscal 2008, is empowered to act for and on behalf of our Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of our business.

Meetings and Board Compensation

During fiscal 2008, our Board of Directors held four meetings. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings. Our stated policy encourages members of the Board of Directors to attend our Annual Meeting of Shareholders. All of our directors attended our 2007 Annual Meeting of Shareholders.

For the period of July, 2007 through May, 2008, each director other than Mr. Jennings received monthly directors’ compensation of $1,600, an additional retainer of $300 per month for service on the Corporate Governance and Compensation Committee and the Executive Committee, an additional retainer of $400 per month for service on the Audit Committee and an additional further retainer of $300 per month for service as the chairman of each board committee. Effective in June, 2008, our directors’ compensation was changed and each director other than Mr. Jennings began to receive monthly compensation of $2,200 and an additional retainer of $700, $600 and $300 per month for service as the Chairman of the Audit Committee, Chairman of the Corporate Governance and Compensation Committee and Lead Director, respectively. Mr. Jennings is not paid any directors’ fees as Chairman of the Board of Directors since he is employed as one of our executive officers.

Director Compensation

The following table summarizes the compensation to our directors for the year ended June 30, 2008.

Name	Cash Fees	All Other Compensation		Total

Linda K. Breathitt	$16,200	$–		$16,200
Donald R. Crowe	10,000	878	(1)	10,878
Lanny D. Greer	24,200	–		24,200
Billy Joe Hall	24,200	–		24,200
Glenn R. Jennings	–	–		–
Michael J. Kistner	31,500	–		31,500
Lewis N. Melton	30,300	–		30,300
Harrison D. Peet	–	10,213	(2)	10,213
Arthur E. Walker, Jr.	23,100	–		23,100
Michael R. Whitley	26,700	–		26,700

(1)	Represents a gift given to Mr. Crowe upon his retirement from the Board.

(2)	Includes fiscal 2008 consulting fees of $10,000 and communication services provided of $213.

Executive Officers
			Date Began In This Position (2)
Name	Position (1)	Age

John B. Brown	Chief Financial Officer, Treasurer and Secretary	41	5/25/07

Johnny L. Caudill	Vice President – Administration and Customer Service	59	3/1/95

Alan L. Heath	Vice President – Operations and Engineering	61	5/21/84

Glenn R. Jennings	Chairman of the Board, President and Chief Executive Officer	59	11/21/85 (3)

(1)

Each executive officer is normally elected to serve a one year term. Each executive officer’s current term is scheduled to end on November 20, 2008, the date of the Board of Directors’ meeting following the 2008 Annual Meeting of Shareholders, except Mr. Jennings has an employment contract in his present capacity through November 30, 2012 (see “Potential Payments Upon Termination Or Change In Control”).

(2)	All current executive officers have functioned as executive officers for at least five years.

(3)	Mr. Jennings was appointed Chairman of the Board on November 17, 2005.

Audit Committee Report

The Audit Committee is made up of directors who are independent, as defined in the NASDAQ OMX Group listing standards. Consistent with the terms of its charter, the committee meets periodically with our independent auditors and our internal auditor (with and without management present) to discuss the auditors’ findings and other financial and accounting matters.

The firm of Deloitte & Touche LLP served as our independent auditors for the fiscal years ended June 30, 2008 and June 30, 2007. Representatives of Deloitte & Touche LLP will be present at our 2008 Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

All of the services provided under Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were approved by our Audit Committee. The committee has reviewed and discussed with management the audited financial statements for 2008, and the committee recommended to our Board of Directors that the financial statements for 2008 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The committee met with Deloitte & Touche LLP and discussed Deloitte & Touche LLP’s independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including SAS 61). The committee has considered and evaluated the provision of non-audit services by Deloitte & Touche LLP and has determined that the provision of such services was not incompatible with maintaining Deloitte & Touche LLP’s independence.

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2008 and June 30, 2007 by the independent auditors:

	2008	2007

Audit Fees (1)	$225,178	$185,286
Audit-Related Fees (2)	24,035	20,000
Tax Fees (3)	15,481	6,654
All Other Fees (4)	4,770	36,635

Total Fees	$269,464	$248,575

(1)

Includes fees of $185,000 and $175,000 for auditing and reporting on our annual financial statements for the fiscal years ended 2008 and 2007, respectively, prepared for submission to the SEC on Form 10-K, and for reviews of our interim financial information for each of the quarters in the fiscal years ending June 30, 2008 and 2007 prepared for submission to the SEC on Form 10-Q. Also includes out of pocket expenses billed in fiscal 2008 and 2007 of $17,890 and $10,286, respectively, and $22,288 in fiscal 2008 for accounting consultations related to the adaption of a new accounting standard.

(2)	Includes fees for professional services rendered in fiscal 2008 and 2007 in connection with audits of employee benefit plans.

(3)	Includes fees for professional services rendered in fiscal 2008 and 2007 in connection with tax return reviews and consultations.

(4)	Includes fees for assistance with a rate case in fiscal 2007 and training and accounting resources in fiscal 2008 and 2007.

The appointment of auditors is a matter for determination by the Audit Committee for which no shareholder approval or ratification is necessary. The committee has selected Deloitte & Touche LLP to audit our consolidated financial statements for fiscal year 2009. During fiscal 2009, Deloitte & Touche LLP will provide us certain legally permissible, non-audit services. Deloitte & Touche LLP has provided the Audit Committee with written assurance of its independence (as required by Independence Standards Board Standard No. 1).

The Audit Committee charter governs the provision of audit and non-audit services by our independent auditors. The committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by our independent auditors, and consider, and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits. Any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the committee for consideration (a) at its next regular meeting, (b) at a special meeting called to consider the proposed engagement, or (c) pursuant to a consent action of the committee in time-sensitive cases. The committee regularly reviews summary reports detailing all services (and related fees and expense) being provided to us by our independent auditors.

Michael J. Kistner, Committee Chairman
Linda K. Breathitt
Lanny D. Greer
Billy Joe Hall

Corporate Governance and Compensation Committee

Interlocks and Insider Participation

All members of the Corporate Governance and Compensation Committee are non-employee directors and no member other than Mr. Walker has any direct or indirect material interest in or a relationship with us other than stockholdings as discussed herein and as related to their position as director. Mr. Walker has an indirect material relationship with us by virtue of his ownership interest in certain of our vendors. This relationship is disclosed in “Certain Relationships and Related Transactions”. During 2008, none of our executive officers served on any Board of Directors or Compensation Committee of any other company for which any of our directors served as an executive officer.

Compensation Discussion and Analysis

The Corporate Governance and Compensation Committee of our Board of Directors is comprised of independent directors and operates under a written charter approved by our Board of Directors.

The Corporate Governance and Compensation Committee of our Board of Directors is responsible for developing and making recommendations to our board with respect to Delta’s executive compensation. See “Committees and Board Meetings”. All decisions by the committee relating to the compensation of our executive officers, including the Chief Executive Officer, are reviewed and given final approval by our Board of Directors. During 2008, no decisions of the committee were modified in any material way or rejected by our Board of Directors.

The goal of the committee in establishing the compensation for our executive officers is to provide fair and appropriate levels of compensation that will ensure our ability to attract and retain a competent and energetic management team. Our compensation program is designed to reward our executive officers for a high level of management that advances the interests of our shareholders and provides dependable and economically priced natural gas service for our customers.

The elements of compensation for our executive officers consist of their base salaries, bonuses, changes in retirement values and other forms of compensation, including perquisites as set forth in the “Summary Compensation Table”. Our non-contributory, defined benefit retirement plan provides benefits to our employees, including executive officers. We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement. See “Retirement Benefits”.

We chose these forms of compensation for our executive officers because we believe that they provide appropriate incentives for the high quality and socially responsible management that we desire from our executive officers. We are a comparatively smaller natural gas distribution company relative to most other publicly traded natural gas companies. We have historically paid cash salaries, and we have paid cash bonuses when financial results warranted, but unlike the larger companies, we have not had long-term incentive compensation or significant equity-based compensation for our executive officers.

Salaries for our executive officers, including our Chief Executive Officer, are determined in a manner similar to that for all of our employees. Our salary compensation system was established with the assistance of compensation consultants. Salary ranges were developed for all positions in our company through the use of external comparisons with other companies. The salary range for each position has a minimum and maximum compensation level. The salary ranges for positions in our company are periodically adjusted with assistance from compensation consultants who provide market information including salary ranges for similar positions in other companies.

Salary increases for all executive officers are determined by our Board of Directors upon recommendation of our Corporate Governance and Compensation Committee. Each year the committee receives employment market information from a compensation consultant regarding changes in the salary ranges, and the committee recommends revised salary ranges for our executive officers. As a part of the committee’s process in determining salaries, our Chief

Executive Officer makes recommendations to the committee related to salary adjustments for all executive officers, including himself.

There is no specific, quantified relationship between corporate performance and individual salaries. In determining salaries for any year for our executive officers, the committee considers the quality of the performance of the executive officers over the last year. The committee also considers any employment market information provided by compensation consultants, recommendations from our Chief Executive Officer, as well as the committee’s own experience and understanding of the employment market.

Salaries are the major component in our executive compensation. As a result, the committee attempts to establish salary levels that will promote the overall compensation philosophy of our company, which is to reward our executive officers for superior management, to provide incentives for high quality and socially responsible management and to maintain our competitive position in the employment market.

We have no formal bonus plan for executive officers or the Chief Executive Officer. In 2008 and in other recent years, our Board of Directors elected to award bonuses to our executive officers, including our Chief Executive Officer.

The decision to pay bonuses to our executive officers and the amount of any such bonuses are determined by our Board of Directors upon recommendation of our Corporate Governance and Compensation Committee. As a part of the committee’s process, our Chief Executive Officer makes recommendations on the amount of cash bonuses to be paid to himself and the other executive officers. The committee has never employed compensation consultants in connection with its consideration of bonus awards.

There has been no specific, quantified relationship between corporate performance and individual bonuses. Each year the committee considers the award of bonuses and the amount of bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers. The committee attempts to award bonuses in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.

Based on this process and these criteria, the committee recommended to our Board of Directors that we award bonuses to our executive officers in each of the last five years except one. Our board accepted the committee’s recommendation in each case.

As described in the “Summary Compensation Table”, we provide additional forms of compensation, including some perquisites, to our executive officers. We select those forms of compensation or benefits for our executive officers because they are consistent with our executive and employee compensation philosophy described above. We believe that these forms of compensation or benefits enhance our competitive position in the labor and management markets and generally are consistent with the types of non-cash compensation and perquisites paid by our competitors.

A summary of the compensation awarded to John B. Brown, Chief Financial Officer, Treasurer and Secretary, Johnny L. Caudill, Vice President – Administration and Customer Service, John F. Hall, Vice President – Finance, Secretary and Treasurer (deceased), Alan L. Heath, Vice President - Operations and Engineering and Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer of the Company, is set forth in the “Summary Compensation Table”. The components of Mr. Brown’s, Mr. Caudill’s, Mr. Heath’s and Mr. Jennings’ 2008 salary packages are generally consistent with prior years.

Corporate Governance and Compensation

Committee Report

The Corporate Governance and Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis” in this Proxy Statement. Based on its review and discussion with management, the Corporate Governance and Compensation Committee has recommended to our Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended June 30, 2008 and our 2008 Proxy Statement.

Lewis N. Melton, Committee Chairman
Arthur E. Walker, Jr.
Michael R. Whitley

Summary Compensation Table

The following table sets forth information concerning the compensation of our executive officers.

Name And Principal Position	Fiscal Year	Salary	Bonus	Change In Pension Value (1)		All Other Compensation (2)	Total

John B. Brown	2008	$155,000	$45,000	$14,964		$21,578	$236,542
Chief Financial	2007	144,000	40,000	14,862		21,900	220,762
Officer, Treasurer and Secretary

Johnny L. Caudill	2008	155,300	45,000	66,569		22,965	289,834
Vice President –	2007	150,000	40,000	71,919		21,847	283,766
Administration and Customer Service

John F. Hall (3)	2007	128,333	—	73,706		57,061	259,100
Vice President –
Finance, Secretary and Treasurer

Alan L. Heath	2008	174,900	70,000	62,747		14,097	321,744
Vice President –	2007	169,000	65,000	64,901		17,986	316,887
Operations and Engineering

Glenn R. Jennings	2008	324,000	130,000	139,560	(4)	32,487	626,047
Chairman of the Board,	2007	313,000	120,000	188,804	(4)	92,816	714,620
President and Chief Executive Officer

(1)

Represents the actuarial increase during the fiscal year in the present value of the executive’s retirement benefits under the qualified defined benefit pension plan established by the Company, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements.

(2)	All Other Compensation column includes the following for fiscal 2008:

		Brown	Caudill	Heath	Jennings

	Premium for personal portion of life insurance (a)	$—	$—	$—	$392
	Club dues	—	—	—	640
	Vehicle provided (a)	9,673	10,577	4,443	11,756
	Tax gross-up on vehicle (a)	5,312	5,809	3,018	8,671
	Communications (phone, internet) (b)	1,168	1,143	1,280	2,050
	Employee savings plan matching company contributions	5,425	5,436	5,356	8,978
	Total	$21,578	$22,965	$14,097	$32,487

	(a) Amounts reported as taxable to individuals during fiscal 2008.
	(b) Reflects total for fiscal 2008, although perquisite value is an indeterminate amount.

(3)	Mr. Hall died on April 30, 2007.

(4)	Includes change in value of supplemental retirement plan of $47,197 and $79,125 for 2008 and 2007, respectively (see “Retirement Benefits” for a discussion of this retirement benefit).

Retirement Benefits

We have a trusteed, non-contributory, defined benefit retirement plan. Also, we have a nonqualified defined contribution supplemental retirement agreement for Mr. Jennings under which we contribute into an irrevocable trust until Mr. Jennings’ retirement.

The following table shows the present value of accumulated plan benefits under these plans as of March 31, 2008 (the end of the plan year) for the defined benefit retirement plan, and June 30, 2008 for the non-qualified supplemental plan for each individual in the “Summary Compensation Table”.

Name	Plan Name	Number Of Years Credited Service	Present Value Of Accumulated Benefits (1)	Payments During Last Fiscal Year

John B. Brown	Defined Benefit Retirement Plan	13	$61,385	$—

Johnny L. Caudill	Defined Benefit Retirement Plan	36	517,767	—

John F. Hall (2)	Defined Benefit Retirement Plan	28	—	630,504

Alan L. Heath	Defined Benefit Retirement Plan	24	455,932	—

Glenn R. Jennings	Defined Benefit Retirement Plan	29	770,373	—
	Supplemental Retirement Trust	—	250,073	—

(1)			The amounts were computed using the following significant assumptions:

Mortality – The RP-2000 Mortality Table for males and females
Discount Rate – 6.50%
Assumed Retirement Age – Retirement rates for ages 55-65

(2)			Mr. Hall died on April 30, 2007

The defined benefit retirement plan is available to all employees hired prior to May 9, 2008 as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service on or after November 1, 2002 plus the frozen accrued benefit as of October 31, 2002. The frozen accrued benefit is based upon a formula of 1.8% of the highest five years average monthly salary for each year of service plus .55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years. The average monthly salary and years of service used in calculating the frozen accrued benefit is determined as of October 31, 2002. The compensation used to determine the average monthly salary under the plan includes only base salary of employees, excluding overtime or bonus amounts, (see “Salary” in the “Summary Compensation Table”) and is limited to a maximum of $230,000. The amounts received under the Plan are not subject to any deduction for Social Security benefits received.

In the event of death, disability, normal retirement age or early retirement age, single sums are available at the employee’s option for benefits accrued under the defined benefit retirement plan prior to December 1, 2002. For all benefits accrued under the defined benefit retirement plan after December 1, 2002, single sum distributions are available up to $5,000.

Normal retirement age is 65 under the defined benefit retirement plan. Early retirement is available beginning at age 55, with a reduction of benefits calculated at 5% per year for each year less than 65. Mr. Caudill, Mr. Heath and Mr. Jennings are all eligible for early retirement.

In the event of death, our executive officers are entitled to benefits under our defined benefit retirement plan. The payments would be made as lump sum settlements. See “Termination Table”.

In the event of disability, our executive officers are entitled to disability benefits under our defined benefit retirement plan. Payments would be made as monthly annuities. See “Termination Table”.

Beginning in 2005, we began contributing $60,000 annually into an irrevocable trust under a nonqualified defined contribution supplemental retirement agreement with Mr. Jennings. At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted.

Potential Payments Upon

Termination Or Change in Control

We have an agreement with Mr. Jennings that provides for his employment in his present capacity through November 30, 2012. The agreement automatically extends one additional year on each November 30, unless either we or Mr. Jennings delivers to the other notice that such automatic extension shall not occur.

Under the provisions of his employment agreement, Mr. Jennings will receive payments if we terminate his employment in violation of the terms of the agreement. Termination by us without cause is a violation of the employment agreement. Mr. Jennings may also receive payments if he terminates his employment following a change in control. Mr. Jennings receives no payments under the employment agreement in the event he dies or becomes disabled or if we terminate him for cause.

If we terminate Mr. Jennings’ employment in violation of his agreement (including a termination without cause), we are required to continue to pay Mr. Jennings his salary for the number of years remaining under the agreement, but in no event for less than three years. In addition, during the same period Mr. Jennings will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by us. We also will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under his employment agreement. See Column I in “Termination Table”.

Mr. Jennings also may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in our best interests or he is unable to carry out his duties effectively. A change in control is defined generally to include: (i) the acquisition of 20% of our voting stock by any entity, group or person; (ii) a change in the majority of our Board of Directors; or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.

If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, we are required to pay him in a lump sum at the time of his termination an amount equal to the total of his salary for the number of years remaining under his employment agreement. If the total number of years left on his employment agreement is less than three, we are required to pay him an amount equal to three years of his salary.

If Mr. Jennings terminates his employment in good faith following a change in control, then for the number of years remaining under his employment agreement, but in no event for less than three years, he will also continue to participate in all employee benefits and programs for which he otherwise would have been eligible. He also may at his option elect to receive title to the automobile then being provided to him by us. We will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under the agreement. See Column II in “Termination Table”.

In the event Mr. Jennings is terminated by us in violation of his employment agreement or if he terminates his employment in good faith following a change in control, we agree to pay any losses or damages he suffers as a result of such termination, including legal expenses. We also agree to pay Mr. Jennings’ legal expenses generated by any actions regarding the validity or enforceability of the employment agreement or liability under the agreement.

Mr. Jennings’ employment agreement contains a non-compete provision. Under the terms of the non-compete, Mr. Jennings’ right to payments under his employment agreement ceases if he becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we have pipeline facilities.

Our other executive officers, Mr. Brown, Mr. Caudill and Mr. Heath, do not have an employment agreement. Each of these executive officers is appointed for a one year term by our Board of Directors.

We do, however, have an agreement with each of these executive officers, which becomes operative in the event of a change in control. For the purpose of these change in control agreements, a change in control is defined generally to include: (i) the acquisition of 20% of our voting stock by any entity, group or person; (ii) a change in the majority of our Board of Directors; or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.

These change in control agreements with these executive officers provide that, following a change in control, each of the three officers may continue in our employment in their customary positions for a period of three years. During this time they will receive compensation consisting of (i) a base salary that is not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with our regular compensation practices; and (ii) incentive and bonus awards that is not less than the annualized amount of any such awards paid to them for the twelve months ending on the date of a change in control. In addition, their change in control agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices. See Column II in “Termination Table”.

The change in control agreements also provide that if we terminate Mr. Brown, Mr. Caudill or Mr. Heath without cause during the three year period following a change in control, their compensation and benefits and service credits under the employee benefit plans will continue for the remainder of the period, but in no event for less than two years following termination of employment. If Mr. Brown, Mr. Caudill or Mr. Heath terminates his employment under the change in control agreement because he determines in good faith that, due to the change in control, his continued employment is not in our best interests or he is unable to carry out his duties effectively, then that termination is considered a termination by us without cause. Under the change in control agreement, an officer receives no payments if we terminate him for cause or if he is terminated due to his death or retirement.

If terminated without cause, Mr. Brown, Mr. Caudill and Mr. Heath may elect to receive their total base salary due as a lump sum payment and may elect to receive title to the automobile then currently being furnished to them. We also agree to pay the three officers an amount equal to any excise taxes they are required to pay as a result of payments made to them under the change in control agreement.

In addition, we also agree to pay the legal expenses of the executive officers that may be generated by any actions regarding the validity or enforceability of the change in control agreement or liability under the agreement.

The executive officers’ change in control agreements contain a non-compete provision. Under the terms of the non-compete, an executive officer’s right to payments under the change in control agreement ceases if the executive officer becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we have pipeline facilities.

In addition, all executive officers have accumulated retirement benefits under our defined benefit retirement plan, which would be available to them if they terminated their employment with us as of June 30, 2008. Their monthly benefits are available whether their employment is terminated with or without cause either before or after a change in control. The amounts are not available in the event of death or disability. See Column I in “Termination Table”.

In the event of death, all executive officers are entitled to benefits under our defined benefit retirement plan. The payments would be made as lump sum settlements. See Column III in “Termination Table”.

In the event of disability, all executive officers are entitled to benefits under our defined benefit retirement plan. In addition, all executive officers are entitled to benefits under our insured disability plan that we maintain for our employees. Disability payments are made monthly. See Column IV in “Termination Table”.

The following “Termination Table” sets forth potential payments payable to the individuals in the “Summary Compensation Table” in the event they terminate their employment under varying circumstances. The “Termination Table” assumes that the termination occurred as of June 30, 2008.

Termination Table (1)

	Column I		Column II		Column III		Column IV

Name	Termination Payments Before A Change In Control (2)		Termination Payments Following A Change In Control (3)		Payments In The Event Of Death (4)		Payments In The Event Of Disability (5)

John B. Brown	$—	(6)	$888,337	(7)	$663,844		$196 9,050	(a) (b)

Johnny L. Caudill	3,965	(6)	1,038,213	(7)	675,721		3,965 9,050	(a) (b)

Alan L. Heath	3,537	(6)	1,163,943	(7)	538,373		3,537 10,200	(a) (b)

Glenn R. Jennings (8)	5,698 53,246	(6) (11)	3,332,032	(9)	1,219,010	(10)	5,698 18,500	(a) (b)

(1)

In addition to the amounts in this Table, in the event of termination for any reason, accrued personal time and vacation benefits would be paid to Mr. Brown ($16,302), Mr. Caudill ($21,673), Mr. Heath ($20,931) and Mr. Jennings ($32,019).

(2)	Monthly payments that are to be paid to the executive officer in the event of voluntary termination by the executive officer or involuntary termination by us.

(3)

Included in these amounts are estimated excise tax amounts that would be required to be reimbursed to the executive officers (see “Potential Payments Upon Termination Or Change In Control”). In addition to the amounts reported in this Column II, each executive officer would be entitled to monthly payments under our defined benefit retirement plan, as reflected in Column I and explained in footnote (6) to this Table.

(4)	Amounts payable as lump sum death benefits under the terms of our defined benefit retirement plan. See “Retirement Benefits”.

(5)

The amounts reflect the monthly payments in the event of disability to be made under (i) our defined benefit retirement plan, denoted as (a) in Column IV of this Table, and (ii) our insured disability plan that we maintain for our employees, denoted as (b) in Column IV of this Table. Payments under our defined benefit retirement plan will be made monthly as 10-year certain and life annuities. Payments under our insured disability plan will be made monthly until the executive officer reaches the age of 65.

(6)

Monthly amounts payable under our defined benefit retirement plan. The amounts are payable as a result of any termination of employment, including, for example, the termination of the executive officer’s employment by us for cause. These monthly payments would begin immediately for Mr. Caudill, Mr. Heath and Mr. Jennings. Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $1,655 per month, or at age 55 in the amount of $828 per month. Payments assume monthly payments as a 10-year certain and life annuity option. Under our retirement plan, all four of the named officers may, at their discretion, select other annuity and lump sum payment options. See “Retirement Benefits”. For example, Mr. Brown could receive an immediate lump sum of $32,274 along with an annuity of $939 per month beginning at age 65 (or $470 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $500,511 along with an immediate annuity of $749 per month, Mr. Heath could receive an immediate lump sum of $393,230 along with an immediate annuity of $954 per month and Mr. Jennings could receive an immediate lump sum of $720,332 along with an immediate annuity of $1,115 per month.

(7)

The amounts reflect estimated lump sum payments under the executive officer’s change in control agreement if the executive officer is terminated following a change in control (i) by us, without cause, or (ii) by the executive officer in good faith.

(8)

In addition to the amounts in this Table, a supplemental retirement trust amount of $250,073 would be due to Mr. Jennings upon his death or disability; or $100,000 per year upon his retirement until the trust balance is extinguished.

(9)

Lump sum payment to Mr. Jennings under his employment agreement if he is terminated following a change in control (i) by us, in violation of his employment agreement, or (ii) by Mr. Jennings in good faith.

(10)

In addition to the amount payable as a lump sum under the terms of our defined benefit retirement plan, the amount reflected in Mr. Jennings’ death benefit includes $200,000 of life insurance proceeds from a split-dollar policy maintained by the company.

(11)

This amount reflects estimated monthly payments and benefits that we must make to Mr. Jennings if, before any change in control, we terminate his employment in violation of his employment agreement. The monthly payments and benefits continue for the term remaining on his employment agreement, but in no event for less than three years. Estimated payments include perquisites, changes in pension value, salary and bonus amounts based on 2008 amounts. See “Potential Payments Upon Termination Or Change In Control”.

Security Ownership Of Certain
Beneficial Owners and Management (1)

Name Of Owner	Amount and Nature of Beneficial Ownership (2)(3)	Percent Of Stock

Linda K. Breathitt (4)	100	*

John B. Brown (5)	1,040	*

Johnny L. Caudill (5)	4,763	*

Lanny D. Greer (4)	2,400	*

Billy Joe Hall (4)	7,486	*

Alan L. Heath (5)	4,607	*

Glenn R. Jennings (4)(5)	11,179	*

Michael J. Kistner (4)	2,100	*

Lewis N. Melton (4)	15,673	*

Arthur E. Walker, Jr. (4)(6)	16,963	*

Michael R. Whitley (4)(7)	16,000	*

All directors and officers as a group (11 persons)	82,311	2.5%

*	Less than 1%.

(1)	The only class of stock issued and outstanding is common stock.

(2)

The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	The figures, which are as of June 30, 2008, are based on information supplied to us by our executive officers and directors.

(4)	Director.

(5)	Officer.

(6)	The listed shares include 1,287 shares registered in the name of Mr. Walker’s wife.

(7)	The listed shares include 1,000 shares registered in the name of Mr. Whitley’s wife.

Certain Relationships and Related Transactions

Transactions between us and related persons or parties are approved, similar to all our transactions, by our properly authorized officers or agents or, if required, by our Board of Directors.

We review all such related party transactions pursuant to the following policies and procedures.

Each year in anticipation of our Annual Meeting of Shareholders, we request from each of our Officers and Directors information about transactions that they or parties related to them may have had with us. The information we request is designed to enable us to comply with our obligation to report related party transactions. Each year our Audit Committee reviews this information that is supplied to us by each Officer and Director. Neither we nor the Audit Committee has written standards for review of this information, although in reviewing the propriety of any reported related party transactions, the Audit Committee considers the provisions of our Business Code of Conduct and Ethics, which our Directors and Officers also commit to observe. The Audit Committee is authorized under its charter to retain legal counsel as necessary in connection with its fulfilling of its duties and obligations.

In prior years, the Audit Committee’s policy requiring it to review related party transactions was unwritten. Effective August 22, 2008, our written Audit Committee Charter was amended to state expressly that the Committee’s “oversight responsibilities” includes “reviewing and considering related party transactions”.

The Audit Committee concluded from its review in 2008 that transactions with Directors and Officers were appropriate and on an arms-length basis.  Two of our Directors, Lanny Greer and Arthur Walker, entered into transactions described below.

Mr. Greer owns approximately 17% of Elmo Greer & Sons, LLC and he and his immediate family together own 100% of Elmo Greer & Sons, LLC.  We supplied Elmo Greer & Sons, LLC with approximately $1,566,000 of natural gas during fiscal 2008.  The price charged Elmo Greer & Sons, LLC contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated, market-based component for the natural gas commodity.  We paid this company approximately $1,900 for materials that we purchased in fiscal 2008 at market prices. In addition, we sold natural gas at tariff rates to companies related to Mr. Greer totaling approximately $22,000 during fiscal 2008.

Mr. Walker owns a 50% interest in The Rock Group, LLC.  The Rock Group, LLC operates in our service territory and sold approximately $36,000 of rock to us at market prices during fiscal 2008.  Mr. Walker also owns a 10% interest in Dutch Ishmael Chevrolet, Inc. and Dutch Ishmael Ford-Mercury, LLC.  We paid these companies a total of approximately $140,000 for vehicles that we purchased in fiscal 2008 at market competitive prices. In addition, we sold natural gas at tariff rates to a company related to Mr. Walker totaling approximately $23,000 during fiscal 2008.

Under the listing standards for the NASDAQ OMX Group, none of the series of transactions with Mr. Greer or Mr. Walker are of the magnitude which would impair their status as independent members of the Board of Directors or the committees on which they serve.

Shareholders’ Communications with Board

The Board of Directors provides a process for our shareholders to send communications to our Board of Directors or any member of the board. The board policy encourages a shareholder to communicate in any manner convenient to the shareholder. As one such method of communication, the board adopted a policy whereby any shareholder may communicate with the board or any member of the board by a written communication sent to our principal corporate offices. Our Corporate Secretary will forward such written communication to the Chairman of our Board of Directors or to the particular director, as indicated by the shareholder.

Submission of Shareholders’ Proposals

Our Bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at our Annual Meeting of Shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in our proxy soliciting materials for our 2009 Annual Meeting of Shareholders must be received by us no later than June 16, 2009.

Voting

General

As of the close of business on October 2, 2008, the record date fixed for determination of voting rights, we had outstanding 3,301,117 shares of common stock, each share having one vote.

Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set).

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., “broker non-vote”), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a “no” vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a “no” vote on a proposition.

Election of Directors

Our directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Under plurality voting, the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.

Discretionary Voting Authority

We are not aware of any other matters to be presented at the Annual Meeting of Shareholders to be held on November 20, 2008. However, if any other matters come before the meeting, it is intended that the holders of proxies solicited hereby will vote such shares in their discretion.

Rule 14a-4 of the SEC’s proxy rules allows us to use discretionary authority to vote on a matter coming before our Annual Meeting of Shareholders and not included in our proxy statement. This discretionary voting authority is limited to matters about which we do not have notice at least 45 days before the date in that year corresponding to the date on which our prior year’s proxy materials were first mailed to shareholders in connection with the prior year’s Annual Meeting of Shareholders. In addition we may also use discretionary voting authority if we received timely notice of such matters (as described in the preceding sentence) and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on the matter.

Accordingly, for our 2009 Annual Meeting of Shareholders, any such notice must be submitted to our Corporate Secretary on or before August 31, 2009.

This requirement is separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement, as described above in the section entitled “Submission of Shareholders’ Proposals”.

Financial Statements

Our 2008 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to our common shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company’s equity securities, our directors and executive officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish us with copies of all such reports they file.

Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that during fiscal 2008 all filing requirements applicable to directors and officers, and 10 percent shareholders, were satisfied.

Other Matters

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2008 Annual Meeting of Shareholders.

Any stockholder may obtain without charge a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2008, by submitting a request in writing to: John B. Brown, Chief Financial Officer, Treasurer and Secretary, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391. Our 2008 Form 10-K and our 2008 Notice and Proxy Statement may also be viewed on our website at www.deltagas.com.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/John B. Brown

John B. Brown

Chief Financial Officer, Treasurer

and Secretary

October 14, 2008